Exhibit 10.5

  November 20, 2017

Big Rock Partners Acquisition Corp.
2645 N. Federal Highway
Suite 230
Delray Beach, Florida 33483

EarlyBirdCapital, Inc.
366 Madison Avenue
New York, New York 10017

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Big Rock Partners Acquisition Corp., a Delaware corporation (the “Company”), and EarlyBirdCapital, Inc., as representative of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 6,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), one right (each, a “Right”), and one-half of one warrant (each, a “Warrant”). Each Right entitles the holder thereof to receive one-tenth (1/10) of one share of Common Stock upon the consummation of a Business Combination. Each whole Warrant entitles the holder thereof to purchase one share of the Common Stock at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to the registration statements on Form S-1, Nos. 333-220947 and 333-221659 and the prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units listed on the NASDAQ Capital Market. Certain capitalized terms used herein are defined in paragraph ten hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, A/Z Property Partners, LLC (the “A/Z Property”) hereby agrees with the Company as follows:

1.           In the event of the liquidation of the Trust Account, A/Z Property agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has negotiated with for a proposed Business Combination (a “Target”); provided, however, that such indemnification of the Company by A/Z Property shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of the Offering Shares and (ii) the actual amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, less franchise and income taxes payable, and, provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, A/Z Property shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by A/Z Property shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. A/Z Property shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to A/Z Property, A/Z Property notifies the Company in writing that it shall undertake such defense.

2.           A/Z Property has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

3.           As used herein, “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited.

4.           This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.           No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on A/Z Property and its successors and assigns.

6.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.           Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

8.           A/Z Property acknowledges and understands that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the Public Offering. Nothing contained herein shall be deemed to render the Underwriters a representative of, or a fiduciary with respect to, the Company, its stockholders or any creditor or vendor of the Company with respect to the subject matter hereof.

9.           This Letter Agreement shall terminate on the earlier of (i) the consummation of the Business Combination or (ii) the liquidation of the Company; provided, however, that such termination shall not relieve the undersigned from liability for any breach of this agreement prior to its termination.

[Signature page follows]

Sincerely, A/Z Property Partners, LLC

By:	/s/ Richard Ackerman
Name: Richard Ackerman
Title: Managing Member

Acknowledged and Agreed:

BIG ROCK PARTNERS ACQUISITION CORP.

By: /s/ Lori Wittman
Name: Lori Wittman
Title: Chief Financial Officer

EARLYBIRDCAPITAL, INC.

By: /s/ Steven Levine
Name: Steven Levine
Title: CEO

[Signature Page to Letter Agreement]